Exhibit 99.1

NOVAGOLD Announces Date of its 2022

Virtual Annual General Meeting of Shareholders and

Nomination of Kevin McArthur for Election to its Board of Directors

NOVAGOLD’s Annual General Meeting of Shareholders (the “Meeting”) on May 18, 2022 will be held in a virtual format at 1:00 p.m. PT
Shareholders may vote on matters before the Meeting by proxy, join the virtual Meeting, and submit questions either during the webcast or in advance by email
Following the Meeting, Chairman Dr. Thomas Kaplan and President and CEO Greg Lang will host a virtual presentation and webinar

April 20, 2022 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) will hold the Company’s 2022 Meeting in a virtual format on Wednesday, May 18, 2022 at 1:00 p.m. PT (4:00 p.m. ET) and is pleased to announce the nomination of Kevin McArthur to the Company’s proposed Board of Directors to be presented for election at the Meeting. Following the official Meeting, Chairman Dr. Thomas Kaplan and President and CEO Greg Lang will provide an overview of NOVAGOLD’s 2021 achievements and the outlook for this year.

NOVAGOLD VIRTUAL MEETING AND SHAREHOLDER PARTICIPATION

NOVAGOLD’s 2022 Meeting will be held in a virtual format to secure broader participation. Shareholders may cast their vote in advance by proxy and participate in the Meeting from any geographic location with internet connectivity. We believe, in the current environment, this format will provide full access to our annual Meeting.

Shareholders may view a live webcast of the Meeting. Registered shareholders as well as duly appointed proxyholders may submit questions digitally during the Meeting at www.virtualshareholdermeeting.com/NG2022.

Questions may also be submitted to management and the Board prior to the Meeting via email at info@novagold.com. Shareholders are encouraged to log in to the Meeting 15 minutes prior to the scheduled start time. Have the 16-digit control number from your voting materials available when logging in to the Meeting.

NOVAGOLD’s 2022 Management Information Circular and Annual Report to Accompany the Management Information Circular are available on the Company’s website, www.novagold.com/investors/mic/, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

NOMINATION OF KEVIN MCARTHUR TO NOVAGOLD’S BOARD OF DIRECTORS

Kevin McArthur has been nominated to join the Board of NOVAGOLD. His extensive professional career encompasses over 40 years of diverse experience in the mining industry, which includes executive tenures with some of the most successful companies in our business. From 2006 to 2008, he served as CEO of Goldcorp Inc. and from 1999 to 2006, of Glamis Gold Ltd. Between 2009 and 2019, he served as CEO, and then as Executive Chair, of Tahoe Resources Inc., which was subsequently acquired by Pan American Silver Corporation. He currently serves as a nonexecutive director of Royal Gold, Inc. and of First Quantum Minerals Ltd. Earlier in his career, he held progressively responsible operating positions with major companies, such as BP Minerals and Homestake Mining Company. Mr. McArthur holds a Mining Engineering degree from the University of Nevada.

The Board has determined that Mr. McArthur’s broad experience in the mining industry will be particularly valuable to NOVAGOLD as it continues to advance its 50%-owned Donlin Gold project up the value chain, toward feasibility study update and, subsequently, toward design, construction and mine start-up. The remainder of the slate of director nominees is comprised of the current members of NOVAGOLD’s Board.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Allison Pettit
Manager, Communications

604-669-6227 or 1-866-669-6227